ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 WWW.ROPESGRAY.COM	Exhibit 5.1
March 13, 2009

SeraCare Life Sciences, Inc.
37 Birch Street
Milford, MA 01757
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,500,000 shares of Common Stock, $.001 par value (the “Shares”), of SeraCare Life Sciences, Inc., a Delaware corporation (the “Company”) issuable under the Company’s 2009 Equity Incentive Plan (the “Plan”).
We have reviewed copies of the Plan, all necessary certificates and the corporate actions taken with respect to the adoption of the Plan. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Company is duly authorized to issue the Shares and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.
It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP